Exhibit 5.1

August 9, 2017

Qualstar Corporation
130 West Cochran Street, Unit C
Simi Valley, CA 91365

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Qualstar Corporation, a California corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), an aggregate of 200,000 shares of common stock of the Company (the “Shares”), issuable pursuant to the Qualstar Corporation 2017 Stock Option and Incentive Plan (the “Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, and following receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement.

Respectfully submitted, /s/ Stubbs Alderton & Markiles, LLP STUBBS ALDERTON & MARKILES, LLP

15260 Ventura Boulevard, 20th Floor * Sherman Oaks, California 91403 office > 818.444.4500 * fax > 818.444.4520	1453 3rd Street Promenade, Suite 300 * Santa Monica, California 90401 office > 310.746.9800 * fax > 310.395.5292